                                                * Confidential portion has been
                                                  omitted and filed separately
                                                  with the Commission.


                                                                 EXHIBIT 10.2(c)


August 9, 1996                              UNITED CONTRACT
                                            112064-3
United Airlines
1200 East Algonquin Road
Box 66100
Elk Grove Township, Illinois 60007

Attention: Arthur Racek

Re:    Amendment to May 1, 1992 Airline Customer Services Agreement No.  112064

Gentlemen:

This letter, when accepted on behalf of United Air Lines, Inc. ("Airline") and SkyMall, Inc. ("SkyMall"), will constitute an amendment to the Airline Customer and Services Agreement No. 112064, dated May 1, 1992 between Airline and SkyMall (the "Agreement").

The Agreement has been amended previously on March 17, 1995 and September 15, 1995. References to this Amendment to the Agreement are to the Agreement as amended.

Except as expressly changed by this Amendment, the Agreement continues to be effective.

A new Section 2.4 is added to the Agreement to read as follows:

         2.4. Operation of the SkvMall Program. Commencing with the January 1997 issue of the SkyMall Services Catalog (the "Catalog"), SkyMall will observe the following restrictions on Catalog content:

                           a. The Catalog (i.e., High Street Emporium) is not a "magazine" and will not contain any editorial content whatsoever;

                           b. All products and services depicted in the Catalog will have an inventory (SKU) number and will be available for sale direct to customers;

                           c. SkyMall will maintain a single telephone number for customers to place orders from the Catalog and to make inquiries;

                           d. SkyMall's vendors or SkyMall will ship products ordered from the Catalog direct to customers; and

                           e. SkyMall will not charge advertising rates (depiction or placement fees) to its vendors for space within the Catalog. SkyMall's revenue will be solely derived from a percentage of product sales, with a minimum guarantee based upon the size of the vendor space.

This Amendment is executed to be effective January 1, 1997.

ACCEPTED AND AGREED TO:

UNITED AIR LINES, INC.                      SKYMALL, INC.



By: /s/Arthur P. Racek                      By:  /s/ Robert M. Worsley
    -------------------------                    --------------------------
Title:   Purchasing Agent                   Title: President and CEO
       ----------------------                      ------------------------
Date:  8/20/96                              Dated: August 9, 1996
      -----------------------                      ------------------------

                                                * Confidential portion has been
                                                  omitted and filed separately
                                                  with the Commission.

                          [LETTERHEAD OF SKYMALL, INC.]

                                 UNITED CONTRACT
                                    112064-2

September 15, 1995


United Airlines
1200 East Algonquin Road
Box 66100
Elk Grove Township, Illinois 60007

Attention:  Arthur Racek

Re: Amendment to May 1, 1992 United Airline Customer Services Agreement No.
    l12064

Gentlemen:

This letter, when accepted on behalf of United Airlines ("Airline") and SkyMall, Inc. ("SkyMall"), will constitute an amendment to the United Airline Customer and Services Agreement No. 112064 dated May 1, 1992 between Airline and SkyMall (the "Agreement"). The amendment is set forth as follows:

The existing Section 8.2 is replaced by the following:

         SECTION 8.2 PAYMENT DUE DATE. AIRLINE AND SKYMALL RECOGNIZE THAT SINCE JANUARY, 1995, PAPER PRICES HAVE RISEN OVER 50% FOR THE SKYMALL CATALOG. SKYMALL HAS PAID APPROXIMATELY $40 PER HUNDRED (CWT.) SINCE 1990 FOR ITS PAPER. THE SKYMALL CONTRACT WITH AIRLINE HAS BEEN SILENT WITH REGARD TO PAPER INCREASES. BOTH PARTIES WISH TO ALLEVIATE THE PRESSURE THIS PAPER INCREASE HAS CREATED FOR SKYMALL. THEREFORE, AIRLINE AND SKYMALL AGREE TO EXTEND COMMISSION PAYMENT TERMS TO 90 DAYS FROM THE CURRENT 60-DAY TERMS UNTIL PAPER PRICES RECEDE TO $50 CWT. OR LESS. SKYMALL AGREES TO PAY FINANCE CHARGES OF 12% PER ANNUM ON THE 60 - 90-DAY TIME EXTENSION GRANTED BY AIRLINE.

The existing 5.23 is replaced by the following:

         SECTION 5.23 MERCHANDISE AND SERVICES. SKYMALL AGREES THAT, EFFECTIVE WITH THE DROP OF THE SEPTEMBER 1, 1995 CATALOG, IT WILL PURCHASE MINIMUM QUANTITIES OF UNITED TRADEMARKED MERCHANDISE (TRAVEL BAGS). COSTS OF DELIVERY OF SAID MERCHANDISE FROM UNITED'S VENDOR TO SKYMALL'S PHOENIX LOCATION ARE TO BE PAID BY UNITED EITHER DIRECTLY OR BY SKYMALL INVOICE IN THE EVENT SKYMALL IS BILLED. AFTER A PERIOD OF ONE (1) YEAR FROM THE DATE OF PURCHASE OF SAID TRADEMARKED MERCHANDISE, UNITED AGREES TO BUY BACK FROM SKYMALL ANY UNSOLD TRADEMARKED MERCHANDISE AT THE ORIGINAL COST, PLUS 12%. SKYMALL WILL ADD ITS MARGIN TO THE COST OF THE TRADEMARKED MERCHANDISE AND UNITED WILL RECEIVE COMMISSION ON THE SALES OF THE TRADEMARKED MERCHANDISE AT THE RATE OF *%.

The terms of this amendment shall be effective as of September 1, 1995.

Except as specifically set forth herein, all other terms and conditions set forth in the Agreement shall remain in full force and effect.

Please indicate your acceptance of this agreement by signing in the space provided below and returning one fully executed copy of this letter to my attention.

Sincerely,


Robert M.  Worsley
President and CEO

RMW:nw

ACCEPTED AND AGREED TO:

UNITED AIRLINES                                      SKYMALL, INC.


By: /s/ Arthur P. Racek                              By:  /s/ Robert M. Worsley
   --------------------------                           -------------------
Title:   Purchasing Agent                            Title: President and CEO
       ----------------------                               ---------------
Date:  Oct 1 1995                                    Dated: September 15, 1996
      -----------------------------                         -----------------

                         [LETTERHEAD OF UNITED AIRLINES]
                                 UNITED CONTRACT
                                    112064-1

March 27, 1995


SKYMALL, INC.
1520 East Pima Street
Phoenix, Arizona  85034

RE: UNITED CONTRACT NO.  112064

Gentlemen:

Please refer to the captioned agreement between your company and United Air Lines, Inc. This amendatory letter shall, when fully executed, evidence our mutual understanding and agreement that said agreement shall be amended effective as set forth in Attachment "A" to this letter.

It is hereby expressly understood and agreed between your company and United Air Lines, Inc., that all other terms, conditions and provisions of said agreement shall continue in full force and effect, and the terms set forth in Attachment "A" shall be and hereby are incorporated therein and made part thereof.

If the foregoing, including the amendments set forth in Attachment "A" hereto, conform to your understanding and agreement, please sign both copies of the same in the space provided below and return "United's Copy" to United. The original is intended for your file.

Very truly yours,

UNITED AIR LINES, INC.


By:  /s/ RICHARD J. Fitzgerald                       READ, ACCEPTED AND AGREED
    --------------------------------                 TO THIS ____ DAY OF
Title: /s/ Director Purchasing                       __________________, 19__.
       -----------------------------

                                                     SKYMALL, INC.


                                                     By:  /s/ Robert M. Worsley
                                                        -----------------------
                                                     Title: CEO
                                                            -------------------

                                              * Confidential portion has been
                                                omitted and filed separately
                                                with the Commission.



                                 ATTACHMENT "A"


1. Effective January 1, 1995, Section 7.2 SKYMALL PAYMENT OF UNITED SALES COMMISSIONS is deleted in its entirety and the following new Section
         7.2 is substituted therefor:

         "7.2 SKYMALL PAYMENT OF UNITED SALES COMMISSIONS. SkyMall will pay a monthly sales commission (the "Sales Commission") to United equal to the greater of (a) $*, or (b) * percent (*%) of Net Sales (as defined in Section 7.1).

         A. PAYMENT DUE DATE. SkyMall will pay the Sales Commission to United on the first day of the second month after the month when the sales occurred. SkyMall will deliver, with the payment, a supporting statement showing (a) the number of orders filled for the month, (b) the net dollar amount of sales related to the orders, and (c) the calculation of the Sales Commission."

2. Effective January 1, 1995, Section 7.3 MINIMUM FUEL PAYMENT is deleted in its entirety.

3. Effective January 1, 1995, Section 7.4 ADJUSTMENTS TO MINIMUM FUEL PAYMENT is deleted in its entirety.

4 Effective January 1, 1995, Section 9.32 UNITED DOMESTIC FLEET MONTHLY FUEL REPORT is deleted in its entirety.

5. Effective April l, 1995, new Section 14.23 COMPLIMENTARY AIR TRAVEL is added to the Agreement as follows:

         "14.23 COMPLIMENTARY AIR TRAVEL. United will provide, at its discretion, up to twenty-four (24) complimentary roundtrip passes per year to SkyMall to be used for business travel related to the performance of this Agreement (the "Complimentary Air Travel"). The Complimentary Air Travel must be booked at least one week in advance, is available on a positive space or space available basis as determined by United, and is subject to other requirements and/or restrictions as specified by United."

6. Effective January l, 1995, EXHIBIT B MINIMUM FUEL PAYMENT FORMULA is deleted in its entirety.


                                                ATTACHMENT "A"
                                                UNITED CONTRACT NO. 112064-1

                       AIRLINE CUSTOMER SERVICES AGREEMENT





                                     Between






                             UNITED AIR LINES, INC.
                            1200 EAST ALGONQUIN ROAD
                       ELK GROVE TOWNSHIP, ILLINOIS 60007






                                       And





                                  SKYMALL, INC.
                              1520 EAST PIMA STREET
                             PHOENIX, ARIZONA 85034




                                      Dated



                                   May 1, 1992

                       AIRLINE CUSTOMER SERVICES AGREEMENT

                                Table of Contents
                                -----------------



RECITALS............................................................................  1

AGREEMENTS..........................................................................  1

1.0      United.....................................................................  1

2.0      SkyMall....................................................................  1
         2.1      SkyMall(R)Services Catalog........................................  2
         2.2      SkyMall(R)Concierge Services......................................  2
         2.3      SkyMall(R)Guarantees..............................................  2

3.0      United's Basic Agreement With SkyMall......................................  2

4.0      Term of Agreement; and Survival............................................  2

5.0      SkyMall(R)Program and SkyMall(R)Services Catalog............................ 3
         5.1      SkyMall(R)Program ................................................  3
         5.2      SkyMall(R)Services Catalog Design and Production..................  3
                  5.21     United Approval of SkyMall(R)Services Catalog............  3
                  5.22     United Pages.............................................  4
                  5.23     Merchandise and Services.................................  4
                  5.24     Vendors Including GTE Airfone(R).........................  4
                  5.25     United Approval of Advertising and
                             Promotional Material...................................  4
                  5.26     United Employee Discounts................................  4
                  5.27     Rights to the Catalog and Catalog Name...................  4
                  5.28     Minimum Catalog Production Formula.......................  5
         5.3      SkyMall Shipment and United Distribution
                    Catalogs........................................................  5
         5.4      United Encouragement of Use.......................................  5

6.0      SkyMall(R)Customer Ordering and Services...................................  6
         6.1      SkyMall(R)Order Processing and Delivery...........................  6
                  6.11     SkyMall(R)Order Processing...............................  6
                  6.12     SkyMall(R)Product Services...............................  6
                  6.13     SkyMall(R)National Merchandise Deliveries................  6
                  6.14     SkyMall(R)International Orders and Deliveries............  6
                  6.15     Additional Services to Promote United....................  6
                  6.16     Airport Deliveries.......................................  7
                  6.17     Credit Card Companies....................................  7
                  6.18     Payment for Merchandise and Services.....................  7


                  6.19     SkyMall Employees........................................   7
         6.2      Resolution of Customer Problems...................................   7
         6.3      SkyMall Support of United Personnel...............................   7
                  6.31     Liaison at United........................................   7
                  6.32     On-Going Support.........................................   8
         6.4      SkyMall(R)Program Costs and Expenses..............................   8
                  6.41     SkyMall..................................................   8
                  6.42     United...................................................   8

7.0      United Sales Commissions and Fees..........................................   8
         7.1      Net Sales.........................................................   8
         7.2      SkyMall Payment of United Sales Commissions.......................   8
         7.3      Minimum Fuel Payment..............................................   9
         7.4      Adjustments to Minimum Fuel Payment...............................   9

8.0      Annual Cost Adjustments....................................................  10

9.0      Reports, Records and Audit.................................................  10
         9.1      SkyMall Reports and Records.......................................  10
         9.2      United Audit of Records...........................................  10
         9.3      United Reports and Records........................................  10
                  9.31     United Scheduled Flight Information......................  10
                  9.32     United Domestic Fleet Monthly Fuel Report................  11
         9.4      SkyMall Audit of Records..........................................  11

10.0     Limited License of Use of United's Names...................................  11

11.0     Confidential Information...................................................  11
         11.1     Confidential and Proprietary Information..........................  11
         11.2     Exceptions........................................................  12
         11.3     United and SkyMall Actions........................................  12
         11.4     Enforcement.......................................................  12
         11.5     Survival..........................................................  12

12.0     Indemnifications...........................................................  13
         12.1     Claims............................................................  13
         12.2     SkyMall's Indemnification of United...............................  13
                  12.21    General Third Party Claims...............................  13
                  12.22    Patent, Copyright, Trademark, Etc.
                             Third Party Claims.....................................  13
         12.3     United's Indemnification of SkyMall...............................  13
                  12.31    General Third Party Claims...............................  13
                  12.32    Patent, Copyright, Trademark, Etc.
                             Third Party Claims.....................................  13
         12.4     Notification, Defense of Claims and Settlement....................  13

13.0     Insurance..................................................................  14
         13.1     SkyMall Insurance.................................................  14


         13.2     United Insurance..................................................  15

14.0     Miscellaneous..............................................................  16
         14.1     Agreement.........................................................  16
         14.2     Agreement - Amendments and Waivers................................  16
         14.3     Agreement - Failure of Enforcement................................  16
         14.5     Benefits of Parties, Successors and Assigns.......................  16
         14.6     Breach of Default.................................................  17
         14.7     Breach and Default Remedies.......................................  18
         14.8     Consequential Damages.............................................  18
         14.9     Counterparts......................................................  18
         14.10    Days..............................................................  18
         14.11    Dealings with Third Parties.......................................  19
         14.12    Exhibits..........................................................  19
         14.13    Force Majeure Excusing Performance................................  19
         14.14    Further Actions and Assurances....................................  19
         14.15    Governing Law.....................................................  19
         14.16    Headings and Interpretation.......................................  20
         14.17    Joint Venture or Partnership......................................  20
         14.18    Limitation of Actions.............................................  20
         14.19    Notices...........................................................  20
         14.20    Survival..........................................................  21
         14.21    Termination.......................................................  21
         14.22    Time..............................................................  22

EXHIBIT A - MINIMUM CATALOG PRODUCTION FORMULA......................................  A-1

EXHIBIT B - UNITED PAGES REIMBURSEMENT FORMULA......................................  B-1

EXHIBIT C - NET SALES FORMULA.......................................................  C-1

EXHIBIT D - MINIMUM FUEL PAYMENT FORMULA............................................  D-1

                       AIRLINE CUSTOMER SERVICES AGREEMENT



         This copyrighted Airline Customer Services Agreement (the "Agreement") is made May 1 1992, by and between United Air Lines, Inc., a Delaware corporation ("United", or "UA"), and SkyMall, Inc., an Arizona corporation ("SkyMall", or "SM").

                                    RECITALS

         WHEREAS, United operates passenger aircraft in domestic and international service;

         WHEREAS, SkyMall provides in-flight and in-transit shopping of quality merchandise, rapid delivery of such merchandise, and a variety of concierge services for travelers;

         WHEREAS, SkyMall is the owner of United States Service Mark Registration numbers 1,643,136, 1,661,267, 1,661,973, 1,661,974, and 1,662,025
for SkyMall(R) and its designs, and SkyMall has applications pending for other service marks including JETCETERA(SM), CONCIERGE SERVICES - lT'S MAGIC(SM), and accompanying designs, and various other marks and designs; and

         WHEREAS, United desires to grant to SkyMall, and SkyMall desires to receive from United, the right as provided in this Agreement to offer the SkyMall(R) Program to the domestic air travelers of United.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, promises, and covenants made in this Agreement, and for other valuable consideration, the receipt and sufficiency of which is acknowledged, it is agreed by and between United and SkyMall (individually, a "Party", and collectively, the "Parties") as follows:


                                   AGREEMENTS

1.0      UNITED.

         United operates fleets of aircraft in domestic and international scheduled flights, with many equipped with aircraft telephones (Airfones(R)). For purposes of this Agreement, United domestic aircraft fleets are defined as those United aircraft fleets which generally fly domestic trips without international tags and which are not committed to international service (the "United Domestic Fleets").

2.0      SKYMALL.

         SkyMall will provide to United for United Domestic Fleets the SkyMall(R) Program which is defined as the: (A) SkyMall(R) In-Flight Merchandise and Services Catalog offering high quality merchandise in a catalog named "High Street Emporium" which name will be proprietary to United with SkyMall doing business under such name (the "SkyMall(R) Services Catalog", or "Catalog"); and
(B) SkyMall(R) Concierge Services - Its Magic(sm) offering high quality concierge services (the "SkyMall(R) Concierge Services").

         2.1 SkyMall(R) Services Catalog. Travellers may order SkyMall(R) Merchandise from the SkyMall(R) Services Catalog and have the merchandise delivered either immediately on arrival at designated airports, by express two
(2) business days delivery at domestic addresses, by five (5) to ten (10) business day ground delivery to domestic addresses, by mail, or to selected international addresses. SkyMall provides full satisfaction guarantees on its merchandise. Likewise, SkyMall provides a complete line of concierge services to travellers with limited to full satisfaction guarantees, depending on the services requested.

         2.2 SkyMall(R) Concierge Services. SkyMall will provide SkyMall(R) Concierge Services - It's Magic(sm) to United passengers which services will be available through the SkyMall(R) Services Catalog for a concierge fee plus the price of the product or service (the "SkyMall(R) Concierge Services"). SkyMall(R) Concierge Services presently include, but are not limited to, the making of reservations for dinner, lodging, other accommodations, auto rental, airline, transportation and sporting event tickets, other services, floral deliveries, and locating hard-to-find items. United acknowledges that United's passengers may make travel reservations for other than United's flights using SkyMall(R) Concierge Services. United will cooperate in good faith in the implementation and development of the SkyMall(R) Concierge Services Program.

         2.3 SkyMall(R) Guarantees. SkyMall will provide a total customer satisfaction guarantee on all merchandise offered in the SkyMall(R) Services Catalog. Merchandise may be returned by the customer to SkyMall within thirty
(30) days of the customer's receipt of the merchandise for full exchange or refund of the purchase price, at the customer's choice, except for personalized merchandise (unless there is an imprinting error by SkyMall's Vendor in which event the customer shall have the foregoing election). SkyMall also will provide limited to total customer satisfaction guarantees on SkyMall(R) Concierge Services, depending on the services requested. The SkyMall(R) Concierge Services fee shall also be fully exchanged or refunded, at the customer's choice, for any SkyMall(R) Concierge Services which are unsatisfactory to the customer. SkyMall will not guarantee United's Trademarked Merchandise unless such a guarantee is part of a separate United Pages Agreement. SkyMall will not under any circumstances, however, guarantee any services offered by United in the United Pages.

3.0      UNITED'S BASIC AGREEMENT WITH SKYMALL.

         By this Agreement and during the term of this Agreement, United contracts with and grants to SkyMall the exclusive right to provide the SkyMall(R) Program, consisting of the SkyMall(R) Services Catalog and SkyMall(R) Concierge Services specified in this Agreement, to United for the United Domestic Fleets, and United will not itself provide such program, nor contract with any other source for or otherwise obtain from any other source such program or a similar program. Nothing in this Agreement shall affect any right United may have to advertise or sell products or services through dissimilar programs or other media, or to provide or arrange for the provision of a similar catalog including concierge services for United International Fleets, or to use concierge services provided by United. The total benefits provided in this Agreement by SkyMall to United will not be less than the total benefits that SkyMall provides in the future to any other domestic airline to the extent practical as determined in the sole discretion of SkyMall.

4.0      Term of Agreement; and Survival.

         This Agreement shall be binding and effective as of the date signed by both Parties. The Term of Agreement shall be from May 1, 1992 through September 30, 1993 (the "Initial Term"), and shall continue thereafter from month to month (the "Continuing Term") until properly terminated by either Party (collectively, the "Term of Agreement"). Subject to the Initial Term, any Continuing Term, and the Section on Termination, either Party may terminate this Agreement. Any rights or obligations of either Party that survive such termination will continue thereafter in full force and effect until paid or otherwise performed.

5.0      SKYMALL(R) PROGRAM AND SKYMALL(R) SERVICES CATALOG.

         5.1 SkyMall(R) Program. SkyMall shall provide to United the parts of the SkyMall(R) Program stated in this Agreement.

         5.2 SkyMall(R) Services Catalog Design and Production. Subject to approval by United of the SkyMall(R) Services Catalog pursuant to SECTION 5.21, SkyMall shall be responsible on an annual basis for creating, designing, developing, coordinating, producing, and printing at least three (3) successive editions of a commercially acceptable SkyMall(R) Services Catalog, each edition consisting of between twenty-four (24) and one-hundred and fifty (150) pages, but not to exceed twelve (12) ounces per Catalog.

                  5.21     United Approval of SkyMall(R) Services Catalog.

                           A. United's Approval. United shall have the right to
review and approve or disapprove in a commercially reasonable manner and in writing each edition of the SkyMall(R) Services Catalog including, without limitation, all art work for covers and order forms, and any product or service on any reasonable grounds (except prices), provided that any such approval or disapproval is made in writing within ten (10) business days after receipt from SkyMall of the listing in which such art work, product or service first appears. United will be deemed to have approved all such artwork, product and service if United's written approval or disapproval is not made to SkyMall within such ten
(10) day period.

                           B. SkyMall's Notice. Notwithstanding SECTION 5.2.1,
should United select any merchandise, including United's Trademarked Merchandise, that in SkyMall's commercially reasonable belief will not sell, is illegal, is dangerous, might not meet federal safety requirements, or may have unreasonable purchase commitments required for a profitable program, then SkyMall may notify United in writing at the time merchandise selections are made of such belief. In the event that United chooses to include such merchandise in the Catalog, United will assume total liability for such merchandise, including without limitation, the cost of providing the inventory to supply such merchandise, any overages in inventory, full indemnification of SkyMall for all costs and damages in connection with such merchandise, law suits, federal or state penalties, and other costs of defense and reasonable attorneys' fees pertaining to such merchandise.

                           C. United's Right to Have Catalogs Withdrawn from
Distribution. After a Catalog edition is approved by United pursuant to this
SECTION 5.21, United or SkyMall may withdraw the Catalogs of that edition from distribution on the following conditions: (a) Should the approved Catalog edition, or a part thereof, create a public disturbance with United's passengers and SkyMall cannot resolve such disturbance within a commercially reasonable cost and period of time, then United will have the right to remove all such Catalogs from its aircraft, and United shall, unless otherwise agreed in writing by the Parties, reimburse SkyMall for fifty percent (50%) of all costs for reproducing such Catalogs; (b) United may unilaterally remove any one Catalog edition for any reason in which case

                                                * Confidential portion has been
                                                  omitted and filed separately
                                                  with the Commission.



United shall reimburse SkyMall for all costs of reproducing such Catalog edition and redistributing it to the United Hubs; and (c) SkyMall may unilaterally require the removal of any one Catalog edition for any reason in which case SkyMall shall reimburse United for all costs of removing and replacing such Catalog edition. The unilateral removal of more than one Catalog edition by any Party will be governed by the Section on Termination.

                  5.22 United Pages. The Parties agree that in each edition of the SkyMall(R) Services Catalog, a mutually agreed upon number of pages not to exceed eight (8) shall be devoted to the sale of merchandise marked with United's own trademarks ("United's Trademarked Merchandise") and United's space advertising devoted to non-merchandise offerings ("United's Advertising") as designated by United (collectively, the "United Pages"). SkyMall shall provide United Pages at cost to United pursuant to the United Pages Reimbursement Formula in EXHIBIT B. Should United elect to feature merchandise for sale in the United Pages, United and SkyMall will enter into a separate and mutually acceptable revenue sharing agreement regarding the sale and delivery of such merchandise, and the processing and accounting by SkyMall for such sales (the "United Pages Agreement").

                  5.23 Merchandise and Services. Merchandise and services to be offered in the SkyMall(R) Services Catalog shall be selected and priced by SkyMall, except for those offered in the United Pages. SkyMall will consider accommodating the reasonable requests of United for additional Catalog products and services, and participating merchants.

                  5.24 Vendors Including GTE Airfone(R). Except as otherwise agreed by SkyMall and United, SkyMall shall solicit and contract with each vendor of merchandise or services separately with respect to that vendor's participation in the SkyMall(R) Program ("Vendor"), and SkyMall shall be solely responsible and liable for each Vendor's merchandise and services offered in the SkyMall. Services Catalog, and United shall have no obligation, liability or responsibility whatsoever to any such SkyMall Vendor, but United shall be solely responsible and liable for United's merchandise and services offered in the United Pages, including United's vendors. SkyMall will consult with United on any future material contractual terms in SkyMall's contracts with GTE Airfone, Inc. ("GTE") if such terms may have a negative financial impact on United. United agrees not to interfere with or otherwise affect the terms upon which SkyMall may enter into contracts (or negotiate for prospective contracts) with any actual or potential Vendor. Nothing, however, in this Agreement has or is intended to have any effect on the existing contracts which United and SkyMall independently have with GTE.

                  5.25 United Approval of Advertising and Promotional Material. All advertising or promotional material which refers to United and is distributed in connection with this Agreement shall be subject to and require the prior written approval of United.

                  5.26 United Employee Discounts. Subject to proper identification, United employees will be allowed a * percent (*%) discount on all of their orders for merchandise and concierge services offered in the SkyMall(R) Services Catalog.

                  5.27 Rights to the Catalog and Catalog Name. All rights, title and interest to the Catalog name "High Street Emporium" or any other name United selects for the Catalog, and the goodwill attributable to such name, shall be owned by and remain the property of United. All rights, title and interest to the Catalog contents including, without limitation, the right to copyright the Catalog and the SkyMall names "SkyMall(R)" and "SkyMall(R) Merchandise & Concierge Services", as SkyMall selects from time to time, and the designs and other information created or developed by SkyMall, or jointly by

SkyMall and United, in connection with the Catalog and the SkyMall(R) Program, and the goodwill attributable thereto, shall be owned by and remain the property of SkyMall.

                  5.28 Minimum Catalog Production Formula. Since it is in the best interests of SkyMall and United to provide a Catalog for every passenger, United and SkyMall agree that pursuant to a minimum Catalog production formula (the "Minimum Catalog Production Formula" in EXHIBIT A), SkyMall shall produce, and United shall distribute, SkyMall(R) Services Catalogs based on a factor of three and three-tenths (3.3) times the number of aircraft seats available in the United Domestic Fleets (the "United Domestic Fleet Seats"). SkyMall shall use United's projected passenger enplanements (the "Projected Passenger Enplanements") and the actual passenger enplanements (the "Actual Passenger Enplanements") to calculate and monitor the actual customer Catalog response rates (the "Catalog Response Rates"). Subject to the Catalog Response Rates and if desired by United, SkyMall may, in its sole discretion, produce additional Catalogs at its sole cost and expense for United's use. United shall provide SkyMall on a timely basis the United Domestic Fleet Seats, Projected Passenger Enplanements, the Actual Passenger Enplanements, and any updates thereto, during the Term of this Agreement for the purposes of performing their respective obligations under this Agreement. Should the Minimum Catalog Production Formula yield a quantity that is less than the number of SkyMall(R) Services Catalogs actually needed to satisfy the provisions of this Agreement (a "Catalog Deficiency"), United and SkyMall agree that neither Party shall have any liability to the other resulting or arising from such Catalog Deficiency.

         5.3 SkvMall Shipment and United Distribution of Catalogs. During the Term of this Agreement, subject to the Minimum Catalog Production Formula in EXHIBIT A, SkyMall shall deliver the SkyMall(R) Services Catalogs to United's facilities at up to six (6) United hub locations (the "United Hubs") according to reasonable instructions by United (including delivery locations, quantities, delivery schedule, and reorder directions) at least two (2) weeks prior to the date of distribution of the SkyMall(R) Services Catalogs by United in the seatback pockets of United's aircraft. United shall use all commercially reasonable efforts, and at a minimum will use the same efforts United uses in connection with its own in-flight magazine VISAVIS, to timely distribute and properly board or place an adequate quantity of the SkyMall(R) Services Catalogs on all aircraft in the United Domestic Fleet to ensure that each passenger has available to him or her on an as-needed or requested basis, a reasonably unsoiled and presentable copy of the SkyMall(R) Services Catalog. United will not destroy or otherwise remove the SkyMall(R) Services Catalogs from any United aircraft unless the condition of a Catalog is no longer reasonably unsoiled and presentable to United passengers, or the edition of the Catalog has expired. United may change the United Hubs delivery locations upon thirty (30) days written notice to SkyMall, but the total number of United Hubs shall not exceed six (6). SkyMall and United will determine the allocation of the number of Catalogs to be delivered among the hub locations designated by United by contacting United's designated coordinator.

         5.4 United Encouragement of Use. United and its employees shall use all commercially reasonable efforts, and at a minimum will use the same efforts they use in connection with United's in-flight magazine VISAVIS, to encourage United passenger use of the SkyMall(R) Services Catalog. Such encouragement may include, without limitation, on-board announcements, boarding area announcements, flight club area announcements, information booths, and possible video introduction, provided that prior written consent of SkyMall shall be required for any formal or written advertising or promotional campaign which includes, without limitation, any references to SkyMall, SkyMall(R) or any SkyMall trademarks, service marks, programs or services in broadcast or printed advertisements or other promotional materials or efforts.

6.0 SKYMALL(R) CUSTOMER ORDERING AND SERVICES.

         6.1 SkyMall(R) Order Processing and Delivery. SkyMall shall provide purchasing, inventory, warehousing, shipment and staff to properly facilitate rapid delivery of all merchandise and services offered through the SkyMall(R) Services Catalog, as described in this Agreement.

                  6.11 SkyMall(R) Order Processing. SkyMall shall offer customer order inquiry and processing for merchandise and services twenty-four (24) hours per day, three-hundred sixty-five (365) days per year, but SkyMall in its sole discretion may use voice messaging and other equipment to handle or facilitate customer order inquiry and processing during early morning hours, Sundays, holidays, and other appropriate times. SkyMall shall maintain a separate "800" customer order telephone number for United, including an in-flight equivalent of an "800" telephone number (speed dial number) using the GTE Airfone(R), or telephone equipment offered by other in-flight services providers.

                  6.12 SkyMall(R) Product Services. SkyMall may offer certain product entrancement services, including: (A) Gift Wrapping, within certain size restrictions, any product in the SkyMall(R) Services Catalog for a published charge; and (B) Monogramming any clothing items, luggage items, or soft goods in the SkyMall(R) Services Catalog for a published charge.

                  6.13 SkyMall(R) National Merchandise Deliveries. Subject to the approval of the customer's credit, and at customer's choice, SkyMall shall offer delivery of orders received and accepted by SkyMall for shipment to all points within the continental limits of the United States, Alaska, Hawaii, Puerto Rico, and the Virgin Islands, as follows:

                           A. 48 Hour Air Delivery. For a per-order charge,
orders placed by 5:00 p.m. EST will be shipped the same day (Continental United States only), by an air express carrier who generally delivers the order within forty-eight (48) hours during business days.

                           B. Airport Delivery on Arrival. For a per-order
charge and depending on the airport, orders normally placed any time prior to thirty (30) to forty-five (45) minutes before arrival at an airport which has a SkyMall distribution center ("SkyMall(R) Distribution Center") will be delivered at a designated place when the passenger arrives at such airport. SkyMall expects to provide such deliveries during reasonable time periods such as between 7:00 a.m. and 8:00 a.m. to 10:00 p.m., Monday through Saturday, but SkyMall in its sole discretion may limit the availability of such deliveries to avoid late evening or early morning hours, Sundays, holidays, or other appropriate times. SkyMall(R) Distribution Centers with airport delivery are available currently in Phoenix, Chicago (O'Hare), and Atlanta.

                  6.14 SkyMall(R) International Orders and Deliveries. SkyMall may accept orders from the Catalog used on United Domestic Fleets for delivery to an international destination, and SkyMall shall be solely responsible for complying with all laws, orders, rules and regulations which may be applicable to effecting such delivery.

                  6.15 Additional Services to Promote United. SkyMall offers additional services to promote United to the customer, including:

                           A. United Free-Standing Inserts. United promotional
inserts weighing less than two (2) ounces may be included in SkyMall shipments at no cost to United.

                           B. United Scripts for SkyMall Customer Service
Representatives. Unique United scripts of up to fifteen (15) seconds for any compatible promotion United chooses may be added to SkyMall's standard order processing scripts for SkyMall's Customer Service Representatives at no cost to United.

                  6.16 Airport Deliveries. United shall acknowledge the existence of this Agreement to any inquiring airport authorities, and shall cooperate in good faith with SkyMall in SkyMall's dealings with airport authorities regarding the matters of this Agreement. SkyMall shall obtain any necessary airport security clearance to effect SkyMall merchandise deliveries to airports.

                  6.17 Credit Card Companies. SkyMall shall be solely responsible for establishing appropriate contractual arrangements between SkyMall and those companies issuing credit cards to be honored by SkyMall.

                  6.18 Pavement for Merchandise and Services. SkyMall, in its sole discretion, may limit payment for merchandise to United States currency, cash equivalent negotiable instruments redeemable for United States currency, and major credit cards.

                  6.19 SkyMall Employees. Unless separately agreed to by the Parties, SkyMall's order processing and delivery personnel are SkyMall's employees or independent contractors, and not the employees of United, and are under SkyMall's exclusive direction and control, and SkyMall shall at all times provide the direction and supervision required for the proper performance of SkyMall employees and independent contractors. Although United shall have no supervision or control over SkyMall's employees and independent contractors, SkyMall agrees to give prompt attention to any complaint or requested change in procedure with respect to SkyMall's employees or independent contractors or the performance of SkyMall's order processing or delivery services. SkyMall's employees and independent contractors shall be screened to comply with reasonable security measures, and will be well-groomed and suitably attired to present a professional appearance to the public.

         6.2 Resolution of Customer Problems. SkyMall shall be responsible for the resolution of all customer service problems. SkyMall will receive and handle all correspondence, claims or complaints generated by the SkyMall(R) Program and the SkyMall(R) Services Catalog, except for United's Trademarked Merchandise and United's Services represented on the United Pages unless otherwise agreed by the Parties in a separate United Pages Agreement. SkyMall shall handle all complaints, requests or adjustments promptly and to the satisfaction of United and the customer. Further, at United's option, United may respond directly to any such customer request or complaint. SkyMall shall, from time to time in a manner to be agreed, furnish United with data regarding such correspondence, claims and complaints.

         6.3 SkyMall Support of United Personnel. SkyMall will provide, and United will cooperate in good faith to have SkyMall provide, both start-up and on-going assistance to help with the orientation, training, and logistical concerns of all affected United personnel and departments to support United and its personnel on a schedule for implementation of the SkyMall(R) Program to be mutually agreed to by United and SkyMall.

                  6.31 Liaison at United. SkyMall will provide a SkyMall representative as a liaison on site at an United location and for a time to be mutually agreed to by the Parties to provide direct assistance during the start-up of the SkyMall(R) Program with United (the "SkyMall Liaison").

                  6.32 On-Going Support. On-going SkyMall support will be provided on an as-needed basis to answer United's questions and to resolve any problems which may arise during the implementation and administration of the SkyMall(R) Program.

         6.4 SkyMall Program Costs and Expenses. The costs and expenses associated with the SkyMall(R) Program shall be paid as follows:

                  6.41 SkyMall. Skymall shall pay for all costs and expenses associated with its provision of the SkyMall(R) Program except for those United shall pay for stated in SECTION 6.42 below. Such SkyMall costs and expenses include, without limitation, the creation, design, production, and delivery to United of the SkyMall(R) Services Catalog, the purchase, inventory, and delivery of SkyMall(R) Services Catalog merchandise, provision of SkyMall staff, including telemarketing staff, to professionally handle customer orders, questions and complaints, and to support United personnel, provision of SkyMall facilities, equipment and their use to facilitate express delivery of merchandise to selected airport and non-airport delivery locations subject to payment of published charges to be paid by customers, all credit card fees for the sale of SkyMall(R) Services Catalog merchandise and services, all payroll, unemployment insurance, disability, benefit insurance, worker's compensation, employers' liability insurance, and any other local, state or federal taxes or levies associated with SkyMall's employees, and the collection and payment of all applicable sales and excise taxes on the sales of SkyMall(R) Services Catalog merchandise and services, and for the filing of the corresponding reports and returns, including any penalties and interest.

                  6.42 United. United shall pay for the United Pages on a reimbursement basis to SkyMall according to the United Pages Reimbursement Formula in EXHIBIT B, the inventory and delivery of United's Trademarked Merchandise and United's Services featured in the United Pages unless otherwise agreed by the Parties in a separate United Pages Agreement, the distribution from the United Hubs by United of the SkyMall(R) Services Catalog to the aircraft in the United Domestic Fleets. United, in its reasonable discretion, will provide space at no charge to SkyMall in which SkyMall and United personnel can meet to implement the SkyMall(R) Program, and booths where appropriate.

7.0 UNITED SALES COMMISSIONS AND FEES.

         7.1 Net Sales. For purposes of this Agreement, "Net Sales" is defined as gross merchandise sales and SkyMall(R) Concierge Services Fees received in a calendar month from the SkyMall(R) Program (but not sales to United's Employees, nor sales of United Trademarked Merchandise or United Services from United Pages unless SkyMall and United have entered into a separate United Pages Agreement for SkyMall to process and account for such sales from United Pages) from orders made from the SkyMall(R) Services Catalog provided to United, less revenues relating to any returned merchandise or refunds, canceled SkyMall(R) Concierge Services, sales and excise taxes and duties, shipping and handling, giftwrapping and monogramming, and bad debts (the "Net Sales", and the "Net Sales Formula" in EXHIBIT C).

         7.2 SkyMall Payment of United Sales Commissions. SkyMall shall pay sales commissions to United based on "Net Sales" as defined in SECTION 7.1 each month and based upon the following schedule of Net Sales Levels and their corresponding Sales Commission Levels (the "Sales Commissions"):

                                                * Confidential portion has been
                                                  omitted and filed separately
                                                  with the Commission.



        Schedule of Monthly Net Sales Levels and Sales Commission Levels
        ----------------------------------------------------------------


                  Monthly Net Sales Levels                             Sales Commission Levels
                  ------------------------                             ----------------------
         Level 1 - From * to $*                                                  *%
         Level 2 - From $* to $*                                                 *%
         Level 3 - From $* to $*                                                 *%
         Level 4 - Over $*                                                       *%


                  A.       Calculation Formula:

                           Sales Commission Payment = Monthly Net Sales Level X Sales Commission Level

                  B.       Example:

                           Level 1 - $*         X *% = $*
                           Level 2 - $*         X *% = $*
                           Level 3 - $*         X *% = $*
                           Level 4 - $*         X *% = $*

                           TOTALS    $*          $*

                  C. Payment Date and Statement. The monthly Sales Commissions shall be payable to United on the first day of the second month following the sales (the "Sales Commissions Payment Date") and will be accompanied by a supporting statement which includes the (a) Number of orders filled for the payment month, (b) Net dollar amount of sales related to the orders, and (c) Calculation of United's Sales Commission based upon said sales. For purposes of calculating Sales Commissions, the Commission Level indicated is paid only on Net Sales for each calendar month at that level, and not retroactively on aggregate Net Sales.

         7.3 Minimum Fuel Payment. Subject to the SECTIONS ON REPORTS, RECORDS AND AUDITS AND TERMINATION, SkyMall shall make a minimum payment to United every month the United Domestic Fleets carry the SkyMall(R) Services Catalog for United's incremental increase in fuel cost incurred to carry the Catalog during the Term of this Agreement (the "Minimum Fuel Payment" as adjusted according to SECTION 7.4. The Minimum Fuel Payment, or portion thereof, shall be net of the Sales Commissions paid to United. In other words, the total monthly payment to United will be the greater of the Minimum Fuel Payment or the Sales Commissions. The greater of the Minimum Fuel Payment or Sales Commissions will be made on the Sales Commission Payment Date. The formula for calculating the Minimum Fuel Payment (the "Minimum Fuel Payment Formula") is in EXHIBIT D.

         7.4 Adjustments to Minimum Fuel Payment. Payment of the Minimum Fuel Payment, or any portion of the Minimum Fuel Payment is subject to the SECTIONS ON TERMINATION AND FORCE MAJEURE EXCUSING PERFORMANCE. Should United or SkyMall terminate this Agreement or should a Force Majeure circumstance as defined in SECTION ON FORCE MAJEURE EXCUSING PERFORMANCE prevent continual distribution of the Catalog on-board United's aircraft for a portion of the Term of this Agreement, the Minimum Fuel Payment will be pro rated based on the actual period of time the Catalogs have been carried on-board the aircraft of the United Domestic Fleets.

8.0      ANNUAL COST ADJUSTMENTS.

         SkyMall and United agree that on the anniversary date of this Agreement they will adjust for the new year any costs or expense formulas in this Agreement, including without limitation, the Minimum Catalog Production Formula, United Pages Reimbursement Formula, Net Sales Formula, and Minimum Fuel Payment Formula, to cover any increase or decrease in actual costs or expenses which have changed more than five percent (5%) based on actual invoice charges during the prior twelve (12) calendar months.

9.0      REPORTS, RECORDS AND AUDIT.

         9.1 SkyMall Reports and Records. During the Term of this Agreement, SkyMall shall, from time to time in a manner to be agreed by the Parties, furnish United with accurate and complete reports and information regarding the fulfillment of SkyMall's obligations to United under this Agreement, including without limitation, Catalog information referenced in SECTION 5.0, customer problems referenced in SECTION 63, and United's Sales Commissions and Fees referenced in SECTION 7.0 (the "SkyMall Reports"). The SkyMall Reports do not include any reports or information relating to SkyMall corporate activities or the activities of SkyMall with any one other than United. SkyMall agrees to maintain the SkyMall Reports and supporting documentation during the Term of this Agreement and for one (1) year following termination of the Agreement, except as otherwise required by federal or state tax or other record keeping laws or regulations (the "Record Maintenance Period").

         9.2 United Audit of Records. SkyMall agrees that during the Record Maintenance Period, United or such auditors as United may select and authorize, at United's sole cost and expense, shall have the right from time to time upon reasonable advance notice to SkyMall to examine and make copies of the SkyMall Reports and supporting documentation at SkyMall's headquarters offices during normal office hours.

         9.3 United Reports and Records. During the Term of this Agreement, United shall, from time to time in a manner to be agreed by the Parties, furnish SkyMall with accurate and complete reports and information regarding the fulfillment of United's obligations to SkyMall under this Agreement, including without limitation, Catalog production information (United Domestic Fleet Seats, Projected Passenger Enplanements, and Actual Passenger Enplanements) referenced in SECTION 5.28, the United Scheduled Flight Information referenced in SECTION 931 below, and the United Domestic Fleet Monthly Fuel Report referenced in
SECTION 932 below (the "United Reports"). The United Reports do not include any records or information relating to United corporate activities or the activities of United with any one other than SkyMall. United agrees to maintain the United Reports and supporting documentation during the Term of this Agreement and for one (1) year following termination of the Agreement, except as otherwise required by federal or state tax or other record keeping laws or regulations (the "Record Maintenance Period").

                  9.31 United Scheduled Flight Information. United shall cooperate in good faith to provide SkyMall with some computer medium of United's choice which is compatible to the extent possible with SkyMall's order entry and delivery process system containing all of United's current scheduled domestic flights, and shall provide SkyMall with an updated magnetic disc or other medium accurately reflecting all schedule changes prior to the effective date of such changes. SkyMall shall use such information in its order entry and delivery process and shall restrict its usage of such information to these processes (the "United Scheduled Flight Information").

                  9.32 United Domestic Fleet Monthly Fuel Report. United shall provide SkyMall with a monthly report with the data collected for the first day of each month which data includes the United Domestic Fleet aircraft type, total seats by fleet aircraft type, and cost per pound by fleet aircraft type in order for SkyMall to calculate and pay the Minimum Fuel Payment Formula in EXHIBIT D (the "United Domestic Fleet Monthly Fuel Report"). The report will due to SkyMall by the fifteenth (l5th) day of the month of the report.

         9.4 SkyMall Audit of Records. United agrees that during the Record Maintenance Period, SkyMall or such auditors as United may select and authorize, at SkyMall's sole cost and expense, shall have the right from time to time upon reasonable advance notice to United to examine and make copies of the United Reports and supporting documentation at United's headquarters offices during normal office hours.

10.0     LIMITED LICENSE OF USE OF UNITED'S NAMES.

         By this Agreement and during the Term of this Agreement, United licenses SkyMall with a non-exclusive license to use United's corporate name "United Air Lines, Inc." and United's tradenames and service marks, including "United Air Lines, Inc.," "United Airlines," "United," "United Vacations," "United Express," "Friendly Skies," or "Mileage Plus," and United's other trademarks and service marks, logos, and logotype solely in connection with the production and promotion of the SkyMall(R) Services Catalog for United, and the advertisement and sale of any merchandise or service bearing a United trademark or service mark in the SkyMall(R) Services Catalog or SkyMall(R) Program, with all such United names and logos to be used solely as directed by United ("SkyMall's Non-Exclusive License"). Except as provided in this SECTION 10.0, SkyMall will not use, publish, or reproduce (including without limitation in any form of advertising) any United name or logo. This license creates no third party rights. SkyMall's Non-Exclusive License shall terminate automatically at the termination of this Agreement in accordance with the SECTION on TERM OF AGREEMENT.

11.0      CONFIDENTIAL INFORMATION.

         11.1 Confidential and Proprietary Information. Both United and SkyMall agree that in performing their respective obligations under this Agreement that they may, from time to time, furnish to each other certain information and materials, both oral and written, relating to their respective companies which each Party considers confidential and/or proprietary information which would by its appropriation, disclosure or misuse have a detrimental effect on each such Party (the "Confidential Information"). Each Party will mark any such Confidential Information as "Confidential", "Proprietary", or "Trade Secret" (the "Confidential Marks") which marks shall serve as proper notice to the other Party that such information or material shall be considered Confidential Information and shall be so treated according the requirements of this Agreement. Such Confidential Information may include, without limitation, marketing philosophies and objectives, data, plans, designs, orders, forecasts, competitive advantages and disadvantages, the types of services provided, trade secrets, ideas, creations, materials and information regarding each other's intellectual property (which includes, without limitation, patents, copyrights, trademarks and service marks and their designs, logos, slogans, etc.), data processing programs or procedures, source code, object code, business methods and procedures, employees, suppliers, and customers.

         11.2 Exceptions. Confidential Information excludes: (A) Information approved by either Party for release to the public without qualification as to the recipient; (B) Information which either Party obtained, had or possessed independently of the other Party, unless such information is confidential pursuant to another agreement or understanding; (C) Information which either Party has placed or in the future places in the public domain; and (D) The names, addresses, and other direct marketing information of United's customers who purchase from the SkyMall(R) Services Catalog which shall be owned by SkyMall and be part of SkyMall's buyer file (the "SkyMall(R) Buyer File") which SkyMall may use or make available for rental to third parties as long as each file information is not selectable or identifiable by airline, including United, nor indicates that an individual is a customer of United and/or a member of United's frequent flyer club.

         11.3 United and SkyMall Actions. SkyMall agrees that all of United's Confidential Information shall be considered United's property, and confidential and proprietary to United, and United shall have all ownership and use rights to the same. United agrees that all of SkyMall's Confidential Information shall be considered SkyMall's property, and confidential and proprietary to SkyMall, and SkyMall shall have all ownership and use rights to the same. Both United and SkyMall respectively and their directors, officers, employees, contractors, and agents shall: (A) Protect and preserve the confidential and proprietary nature of all of the other's Confidential Information; (B) Not disclose, give, sell or otherwise transfer or make available, directly or indirectly, any of the other's Confidential Information to any third party for any purpose; (C) Not use the other's Confidential Information, except as expressly provided in this Agreement; (D) Immediately notify the other of any loss or misplacement of its Confidential Information or copies of the same; (E) Comply with such security procedures as may be reasonably prescribed by the other from time to time for protection of its Confidential Information, including, without limitation, procedures concerning the transportation and storage of such information; and
(F) At a minimum, employ the same degree of care in protecting Confidential Information as each Party employs in protecting its own Confidential Information.

         11.4 Enforcement. Both United and SkyMall agree that in the event of a breach or threatened breach of the provisions of this SECTION 11.0, their respective remedies at law would be inadequate and each Party shall be entitled to a temporary restraining order or injunction (without any bond or other security being required) to prevent disclosure or use of the Confidential Information; provided, however, the foregoing shall not be construed to preclude either Party from pursuing any action or further remedy, at law or in equity, for any breach or threatened breach of such provisions or any other provisions of this Agreement, including, but not limited to, the recovery of damages, reasonable attorneys' fees, costs and other expenses in connection with the actions. Should a Party be served with a subpoena or other legal process requiring the production or disclosure of any Confidential Information owned by the other Party, then the served Party will immediately notify the owner Party thereof, and will in good faith attempt to permit the owner Party at the owner Party's expense to intervene and contest such disclosure or production.

         11.5 Survival. All rights and obligations of the Parties with regard to the Confidential Information shall survive the expiration or termination of this Agreement for a period of seven (7) years thereafter.

12.0     INDEMNIFICATIONS.

         12.1 Claims. As used in this SECTION on INDEMNIFICATION, the word Claims means any and all claims, liabilities, damages, demands, suits, causes of action, proceedings, recoveries, judgments, expenses, taxes, fines, penalties or executions, including without limitation, litigation costs and expenses and reasonable attorneys' fees, which may be made, had, brought or recovered by any third party.

         12.2     SkyMall's Indemnification of United.

                  12.21 General Third Part Claims. SkyMall will defend, indemnify, and hold harmless United, its officers, employees, and agents (collectively "United") against all Claims by third parties for injuries to or deaths of persons or loss of or damage to property arising from or in connection with (A) The provision of any services by SkyMall under this Agreement, or (B) Any failure of supervision, negligence, or intentional or willful misconduct of SkyMall under this Agreement.

                  12.22 Patent, Copyright, Trademark, Etc. Third Party Claims. SkyMall will defend, indemnify, and hold harmless United, its officers, employees, and agents (collectively "United") against all Claims for (A) Use by United of patents, copyrights, trademarks, tradenames, logos, slogans, imprints or any copy, whether graphic or printed, supplied solely by SkyMall and used by United solely as directed by SkyMall; and (B) Any claim that merchandise being sold in the SkyMall(R) Services Catalog infringed upon the valid patent rights of a third party.

         12.3     United's Indemnification of SkyMall.

                  12.31 General Third Party Claims. United will defend, indemnify, and hold harmless SkyMall, its officers, employees, and agents (collectively "SkyMall") against all Claims by third parties for injuries to or deaths of persons or loss of or damage to property arising from or in connection with (A) The provision of any services by United under this Agreement, or (B) Any failure of supervision, negligence, or intentional or willful misconduct of United under this Agreement.

                  12.32 Patent, Copyright, Trademark, Etc. Third Party Claims. United will defend, indemnify, and hold harmless SkyMall, its officers, employees, and agents (collectively "SkyMall") against all Claims for (A) Use by SkyMall of patents, copyrights, trademarks, tradenames, logos, slogans, imprints or any copy, whether graphic or printed, supplied solely by United and used by SkyMall solely as directed by United; and (B) Any claim that United's Trademarked Merchandise being sold in the SkyMall(R) Services Catalog infringed upon the valid patent rights of a third party.


         12.4 Notification, Defense of Claims and Settlement. The Party seeking indemnification under this SECTION 12.4 (the "Notifying Party") shall be subject to the following provisions:

                  A. Notice. The Notifying Party shall notify the other Party (the "Other Party") upon learning of a claim or other matter for which indemnification is sought (the "Indemnity Matter"). The omission by the Notifying Party to promptly notify the Other Party of any Indemnity Matter shall relieve the Other Party from any obligation it may have to indemnify the Notifying Party to the extent, but only to the extent, that the delay in notification materially prejudices the Other Party's defense of the Indemnity Matter;

                  B. Defense of Claim. Upon receipt by the Other Party of notice of an Indemnity Matter given by the Notifying Party as provided in SECTION 12.4.A, then:

                           (a) The Other Party will be entitled to participate
in the Indemnity Matter at its own expense; and

                           (b) The Other Party will be entitled to assume the
defense of the Indemnity Matter, with counsel reasonably acceptable to the Notifying Party. After notice from Other Party to the Notifying Party of Other Party's election to assume such defense, Other Party shall not be liable to Notifying Party under this Agreement for any legal or other expenses subsequently incurred by Notifying Party in connection with such Indemnity Matter, other than the reasonable costs of investigating the matter by the Notifying Party, if any. Notifying Party shall have the right to employ its own counsel in such Indemnity Matter, but the fees and expenses of such counsel incurred after notice from Other Party of its assumption of the defense shall be at the expense of Notifying Party unless (i) the employment of counsel by Notifying Party has been authorized by Other Party, or (ii) Notifying Party shall have reasonably concluded based on the opinion of its counsel that there may be a conflict of interest or position between Other Party and Notifying Party in the conduct of the defense of such action, or (iii) Other Party shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Notifying Party shall be at the expense of the Other Party if it is determined ultimately that the Other Party is responsible to indemnify the Notifying Party with respect to the Indemnity Matter; and

         C. Settlement. The Other Party shall not be obligated to reimburse the costs of any settlement to which it has not agreed in writing. If in any Indemnity Matter, the Notifying Party shall have unreasonably failed to enter into a settlement offered, or assented to, by the opposing party or parties which settlement was agreed to by the Other Party in writing, then the indemnification obligation of the Other Party to the Notifying Party in connection with such Indemnity Matter shall not exceed the total of the amount of such settlement proposal and the expenses incurred by the Notifying Party up to the time such settlement proposal could have been effected.

13.0     INSURANCE.

         13.1     SkyMall Insurance.  SkyMall shall:

                  A. Comprehensive General Liability Etc. Procure and keep in force policies of insurance with respect to the Indemnifications given except for third party patents, products to be provided, and services to be performed by SkyMall under this Agreement, as follows: (A) Comprehensive general liability insurance in an amount not less than Five Million Dollars ($5,000,000) combined single limit coverage; (B) Products liability insurance in an amount not less than Five Million Dollars ($5,000,000) combined single limit coverage; (C) Advertisers liability insurance in an amount of not less than Five Million Dollars ($5,000,000); and (D) Automobile liability insurance in an amount of not less than Two Million Dollars ($2,000,000).

                  B. Workers Compensation. Procure and keep in force policies of workers compensation insurance in amounts as required by statute.

                  C. Endorsements. Endorse all policies of liability insurance procured by SkyMall pursuant to this SECTION 13.1 (A) to provide that said insurance shall be primary insurance and to acknowledge that any other insurance policy or policies of United shall be secondary or excess insurance notwithstanding any provisions in such policies regarding other insurance, (B) to name United, its directors, officers, agents and employees as additional insureds, (C) to provide that all provisions of such insurance, except for the limits of liability, shall operate in the same manner as if there were a separate policy issued to each insured, (D) to specifically cover the indemnity and hold harmless obligations of SkyMall to United under this Agreement except for third party patents, (E) to contain a waiver of subrogation clause in favor of United and all other additional insureds, and (F) to contain a provision requiring the insurers to provide United with a written notice of any cancellations or adverse material change in such insurance, and providing that the same shall not be effective as to the benefit and/or interest of United for thirty (30) days after written notice of such cancellation or adverse material change is received by United.

                  D. Acceptable Insurers. Procure and keep in force all insurance required to be maintained under this Agreement from insurers with an independent rating of A or better.

                  E. Certificates. Furnish certificates evidencing the insurance coverage required under this Agreement to United at an address to be furnished to SkyMall by United.

         13.2     United Insurance.  United shall:

                  A. Comprehensive General Liability, Etc. Procure and keep in force policies of insurance with respect to the Indemnifications given except for third party patents, products to be provided, and services to be performed by United under this Agreement, as follows: (A) Comprehensive general liability insurance in an amount not less than Five Million Dollars ($5,000,000) combined single limit coverage; (B) Products liability insurance in an amount not less than Five Million Dollars ($5,000,000) combined single limit coverage; (C) Advertisers liability insurance in an amount of not less than Five Million Dollars ($5,000,000); and (D) Automobile liability insurance in an amount of not less than Two Million Dollars ($2,000,000).

                  B. Endorsements. Endorse all policies of liability insurance procured by United pursuant to this SECTION 13.2 (A) to provide that said insurance shall be primary insurance and to acknowledge that any other insurance policy or policies of SkyMall shall be secondary or excess insurance notwithstanding any provisions in such policies regarding other insurance, (B) to name SkyMall, its directors, officers, agents and employees as additional insureds, (C) to provide that all provisions of such insurance, except for the limits of liability, shall operate in the same manner as if there were a separate policy issued to each insured, (D) to specifically cover the indemnity and hold harmless obligations of United to SkyMall under this Agreement except for third party patents, (E) to contain a waiver of subrogation clause in favor of SkyMall and all other additional insureds, and (F) to contain a provision requiring the insurers to provide SkyMall with a written notice of any cancellations or adverse material change in such insurance, and providing that the same shall not be effective as to the benefit and/or interest of SkyMall for thirty (30) days after written notice of such cancellation or adverse material change is received by SkyMall.

                  C. Acceptable Insurers. Procure and keep in force all insurance required to be maintained under this Agreement from insurers with an independent rating of A or better.

                  D. Certificates. Furnish certificates evidencing the insurance coverage required under this Agreement to SkyMall at an address to be furnished to United by SkyMall.

14.0     MISCELLANEOUS.

         14.1     AGREEMENT.

         This COPYRIGHTED AND CONFIDENTIAL AIRLINE CUSTOMER SERVICES AGREEMENT consists of the TITLE PAGE, TABLE OF CONTENTS, MAIN SECTIONS INCLUDING BUT NOT LIMITED TO RECITALS and AGREEMENTS, the EXHIBITS and any subsequent duly signed AMENDMENTS (the "Agreement"). This Agreement may not be reproduced, copied, or disclosed or published to any third parties without the prior written consent of SkyMall. This Agreement states the entire agreement and understanding of the Parties regarding the subject matters contemplated in this Agreement, and supersedes all pre-existing oral or written agreements or commitments regarding these matters. No Party shall be bound by or be deemed to have made any agreement, representation or warranty except as set forth in this Agreement.

         14.2     AGREEMENT - AMENDMENTS AND WAIVERS.

         This Agreement may not be amended, changed or modified except by an amending agreement in writing signed by a duly authorized representative of each Party (the "Amendment"). All AMENDMENTS, if any, shall be construed and be deemed to be attached to this Agreement, and they are fully incorporated herein and are made part of the Agreement. No waiver of any provision or any breach of this Agreement by either Party, whether expressed or implied, shall be effective unless stated in writing and signed by a duly authorized representative of the Party alleged to have waived such provision or breach. Any single waiver shall not operate as a continuing waiver or waive any other provision or breach of this Agreement, whether in the past or in the future.

         14.3     AGREEMENT - FAILURE OF ENFORCEMENT.

         The failure of either Party to enforce any agreement, condition, covenant or term of this Agreement by reason of breach by the other Party, after notice had, shall not be deemed to void or affect the right of such Party to enforce the same or any other agreement, condition, covenant or term on the occasion of a subsequent breach or default by the other Party.

         14.4     ASSIGNMENTS AND SUCCESSIONS.

         SkyMall and United may assign this Agreement to a wholly owned subsidiary, to a successor of substantially all of its business or assets, and in the case of United to its parent corporation. Neither SkyMall nor United may otherwise assign, whether in whole or in part, or delegate any of their respective rights or obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other Party.

         14.5     BENEFITS OF PARTIES, SUCCESSORS AND ASSIGNS.

         This Agreement shall be binding on, and inure to the benefit of, the Parties and, subject to the SECTION ON ASSIGNMENTS AND SUCCESSIONS, on their respective heirs, executors, administrators, legal representatives, successors and assigns. Nothing in this Agreement, expressed or implied, is intended to or shall confer on any person other than the Parties or their respective heirs, executors, administrators, legal representatives, successors or assigns, any rights, obligations, remedies or liabilities under this Agreement.

         14.6     BREACH OR DEFAULT.

         Subject to SECTIONS on FORCE MAJEURE EXCUSING PERFORMANCE, BREACH AND DEFAULT REMEDIES, and TERMINATION, the existence or occurrence of any one or more of the following shall constitute a breach or default under this Agreement unless such breach or default is promptly cured within any applicable grace periods provided and written notices required, all as stated below:

                  A. Confidential Information. The Parties agree that in the event of a threatened breach or actual breach of the provisions of the SECTIONS ON CONFIDENTIAL INFORMATION AND NO-COMPETITION, that the non-defaulting Party's remedies at law would be inadequate and will cause the other Party irreparable injury and damage. Therefore, the non-defaulting Party shall be entitled to a temporary restraining order or injunction (without any bond or other security being required) to prevent disclosure or use of the Confidential Information pursuant to the SECTION ON BREACH AND DEFAULT REMEDIES.

                  B. Non-Payment. Either Party's refusal, failure, or neglect in making any required payment or performing any monetary term, condition, covenant, warranty or representation within fifteen (15) days after its due date under this Agreement, and written notice thereof from the other Party;

                  C. Performance or Condition. Either Party's refusal, failure, or neglect in the performance of, or breach of, any non-monetary term, condition, covenant, warranty or representation contained in this Agreement shall have occurred and be continuing for thirty (30) days after written notice thereof from the other Party; provided however that such thirty (30) day period may be extended if, within such period, a duly authorized representative of the defaulting Party delivers to the other Party a certificate stating that the breach is not susceptible of cure within such thirty (30) day period but can be cured within a period of ninety (90) days from receipt of the initial notice and further stating the actions being taken and to be taken to effect a cure, then the defaulting Party shall be entitled to a total period of up to ninety (90) days from the initial notice to cure such breach, but only for as long as the defaulting Party diligently and vigorously pursues such cure, then, without further notice, the non-defaulting Party may pursue any and all rights and remedies available to it;

                  D. Bankruptcy or Insolvency. Either Party: (a) Becomes insolvent; (b) Does not pay its bills when due without just cause; (c) Takes any material steps leading to its cessation as a going concern; (d) Ceases or suspends operations; (e) Makes a general assignment for the benefit of creditors, or there is filed by or against a Party a voluntary or involuntary petition or application for a custodian, or the appointment of a receiver, provided, however, that any Party against whom an involuntary petition is filed shall have sixty (60) days to secure the dismissal thereof before the filing shall be deemed a default under this Agreement; or (f) Commences any action under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or proceedings for a Party's relief, or for the composition, extension, arrangement or adjustment of any of a Party's obligations, or affecting any significant portion of a Party's property, provided, however, that if any of the foregoing actions are filed against a Party involuntarily, such Party shall have sixty (60) days to secure dismissal thereof before such filing shall be deemed to be a default under this Agreement;

                  E. Bankruptcy - Non-Defaulting Party. If bankruptcy proceedings are commenced with respect to the defaulting Party and if this Agreement has not otherwise terminated, then the non-defaulting Party may suspend all further performance of this Agreement, other than making payments which are due under this Agreement, until the defaulting Party assumes or rejects this Agreement pursuant to SECTION 365 of the United States "Bankruptcy Code", or any similar or successor provision. Any such suspension of further performance by the non-defaulting Party pending the defaulting Party's assumption or rejection will not be a breach of this Agreement and will not affect the non-defaulting Party's right to pursue or enforce any of its rights under this Agreement or otherwise.

         14.7     BREACH AND DEFAULT REMEDIES.

         Subject to the SECTIONS on FORCE MAJEURE EXCUSING PERFORMANCE and TERMINATION, upon the occurrence of any breach or default of this Agreement as defined in the SECTION on BREACH OR DEFAULT which is not cured within any applicable grace periods provided and written notices required, the non-defaulting Party may, consistent with applicable laws, at its option, do one or more of the following:

                  A. Temporary Restraining Order or Injunction. Proceed immediately, when Confidential Information or No-Competition Requirements are involved, to obtain a temporary restraining order or injunction (without any bond or other security being required) to prevent disclosure or use of any Confidential Information or No-Competition information respectively identified under the SECTIONS on CONFIDENTIAL INFORMATION and NO-COMPETITION, recognizing that the Parties have agreed that remedies at law would be inadequate for such threatened or actual breaches; provided, however, the foregoing shall not be construed to preclude the non-defaulting Party from pursuing any action or further remedy, at law or in equity, for any breach or threatened breach of such provisions or any other provisions of this Agreement, including, but not limited to, the recovery of damages, reasonable attorneys' fees, costs and other expenses in connection with the actions;

                  B. Damages for Breach. Proceed by appropriate court action(s) at law or equity to recover damages for the breach of this Agreement, including reasonable attorneys' fees, costs and other expenses in connection with the breach of any obligations stated in the SECTION on INDEMNIFICATIONS;

                  C. Other Remedies. Exercise any other right, privilege or remedy available under this Agreement, or in law or equity; and

                  D. Terminate the Agreement. By written notice to the defaulting Party immediately terminate this Agreement.

         14.8     CONSEQUENTIAL DAMAGES.

         EXCEPT AS PROVIDED UNDER THE SECTION ON INDEMNIFICATIONS, ABOVE, NEITHER PARTY WILL BE LIABLE FOR, AND EACH PARTY WAIVES AND RELEASES ANY CLAIMS AGAINST THE OTHER PARTY FOR, ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST REVENUES, LOST PROFIT, OR LOSS OF PROSPECTIVE ECONOMIC ADVANTAGE, RESULTING FROM ITS PERFORMANCE OR FAILURE TO PERFORM OR ITS ACTS OR OMISSIONS, UNDER THIS AGREEMENT.

         14.9     COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all counterparts so executed shall constitute one and the same Agreement which is binding upon all Parties even though all Parties do not sign the same counterpart.

         14.10    DAYS.

         The word days in this Agreement shall mean calendar days unless the text in a provision expressly provides for business days.

         14.11    DEALINGS WITH THIRD PARTIES.

         No Party is, nor shall any Party hold itself out to be, vested with any power or right to represent, act on behalf of, or contractually bind any other Party as its agent, partner, or otherwise.

         14.12    EXHIBITS.

         All Exhibits to this Agreement, identified as such and attached to this Agreement are fully incorporated herein and are made part of this Agreement.

         14.13    FORCE MAJEURE EXCUSING PERFORMANCE.

         Notwithstanding anything in this Agreement to the contrary, no Party shall be liable to the other Party for any failure or delay in performing all or any part of this Agreement and shall be excused to the extent that such non-performance or delay arises out of any cause beyond the reasonable control of either Party by reasons including, without limitation, loss of facilities, breach by suppliers of supply agreements, fires, floods, strikes, labor unrest, embargoes, civil commotion, rationing or other governmental orders or requirements, acts of civil or military authorities, war, acts of God, unavoidable accidents, acts or omissions of sovereign states, or seriously adverse weather conditions. All requirements of notice and other performance required by this Agreement within a specified period shall be automatically extended to accommodate the period of pendency of any such contingency which interferes with such performance, provided, however, that within thirty (30) days of the conclusion of any Force Majeure cause a duly authorized representative of the Party invoking such--cause delivers to the other Party a certificate stating such cause, the performance of this Agreement which it delayed, the reasonable efforts taken to overcome such cause, and the period of time such cause was in effect.

         14.14    FURTHER ACTIONS AND ASSURANCES.

         Each Party agrees that it shall cooperate in good faith to take such further actions and duly sign, acknowledge and deliver, or cause to be so done, all further documents, assurances and certificates as may be necessary or expedient, or as either Party may reasonably request of the other, in order to carry out the purpose and intent of this Agreement. In addition, each Party agrees that it shall not take any action which would adversely affect any right granted by it to the other Party by this Agreement.

         14.15    GOVERNING LAW.

         It is the express intention of the Parties that this Agreement is to be governed and interpreted under the laws of the State of Arizona.

         14.16    HEADINGS AND INTERPRETATION.

         The headings contained in this Agreement are for convenience and reference only, and are not to be considered in interpreting this Agreement. When the context so requires in this Agreement, the singular number includes the plural, and vice versa.

         14.17    JOINT VENTURE OR PARTNERSHIP.

         Nothing in this Agreement, expressed or implied, is intended to or shall constitute, create or establish any agency, joint venture, or partnership relationship between the Parties. The Parties are independent contractors.

         14.18    LIMITATION OF ACTIONS.

         EACH PARTY IS HEREBY BARRED FROM ASSERTING, AND EACH PARTY HEREBY WAIVES AND RELEASES THE OTHER PARTY FROM, ANY CLAIM IT MAY HAVE UNDER THIS AGREEMENT AGAINST THE OTHER PARTY THAT IS NOT ASSERTED IN A PROCEEDING COMMENCED WITHIN TWO (2) YEARS FOLLOWING THE TERMINATION OF THIS AGREEMENT.

         14.19    NOTICES.

         All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally to the Party to whom notice is to be given, or seventy-two (72) hours after mailing, if mailed to the Party to whom notice is to be given by United States first class mail, registered or certified, with return receipt requested, postage prepaid, and properly addressed to the Party at the address set forth below, or at any other address that any Party may designate by written notice to the other Party.

                  United Air Lines, Inc.
                  1200 East Algonquin Road
                  Elk Grove Township, Illinois 60007
                  Attention: Vice President-Purchasing


                  SkyMall, Inc.
                  1520 East Pima Street
                  Phoenix, Arizona 85034
                  Attention: Robert M. Worsley, President

With a copy to:

                  Lewis and Roca
                  40 North Central Avenue
                  Phoenix, Arizona 85004-1129
                  Attention: Kevin L. Olson, Esquire


         14.20    SURVIVAL.

         See the SECTION on TERM OF AGREEMENT; and SURVIVAL.

         14.21    TERMINATION.

                  A. Termination. Subject to the requirements of the SECTIONS on TERM OF AGREEMENT and TERMINATION - TERMINATION RIGHTS AND OBLIGATIONS, either United or SkyMall may terminate this Agreement for any reason without cause by written notice to the other Party one-hundred and twenty (120) days prior to the date upon which United or SkyMall desires termination to be effective.

                           (a). SkyMall Termination. Upon any termination by
SkyMall, SkyMall shall (i) be solely responsible for all merchandise inventory for United including any shipping, handling and restocking charges, (ii) fulfill all United customer orders arising from SkyMall(R) Services Catalogs distributed prior to termination, for a period of ninety (90) days following the effective date of termination, and pay United the corresponding Sales Commissions due United for Net Sales made during this time period, and (iii) if SkyMall terminates this Agreement before the end of the Initial Term, or in any Continuing Term during the time period in which SkyMall is preparing a new edition of the Catalog (the "Catalog Lead Time") or for the period of time a new edition of the SkyMall(R) Services Catalog is or would have been distributed aboard the United Domestic Fleets (the "Catalog Distribution Time"), then SkyMall shall be solely responsible for all costs, damages, liabilities and claims arising from, in connection with, or allocable to Catalog design, printing and distribution. For purposes of this Agreement, a Catalog Lead Time is generally one hundred and twenty (120) days, and a Catalog Distribution Time is generally ninety (90) days. Upon receipt of any termination notice by SkyMall, United shall use all reasonable commercial efforts to mitigate its costs and damages in connection with the termination of this Agreement. In any termination, United will be solely responsible for disposing of all SkyMall(R) Services Catalogs in its possession at the time of termination.

                  (b). United Termination. Upon any termination by United (i) SkyMall will take all reasonable commercial efforts to cancel orders for, sell, or return the merchandise inventory for United and to otherwise mitigate SkyMall's costs and damages related to such inventory for one hundred and twenty
(120) days from SkyMall's receipt of the notice of termination; and (ii) if United terminates this Agreement before the end of the Initial Term, or in any Continuing Term during the time period in which SkyMall is preparing a new edition of the Catalog (the "Catalog Lead Time") or for the period of time a new edition of the SkyMall(R) Services Catalog is or would have been distributed aboard the United Domestic Fleets (the "Catalog Distribution Time"), then United shall pay SkyMall for all costs, damages, liabilities and claims arising from, in connection with, or allocable to Catalog design, printing and distribution. For purposes of this Agreement, a Catalog Lead Time is generally one hundred and twenty (120) days, and a Catalog Distribution Time is generally ninety (90) days. Upon receipt of any termination notice by United, SkyMall shall use all reasonable commercial efforts to mitigate its costs and damages in connection with the termination of this Agreement. In any termination, United will be solely responsible for disposing of all SkyMall(R) Services Catalogs in its possession at the time of termination.

                  B. Termination Rights and Obligations. Subject to the applicable SECTIONS of this Agreement, any termination of this Agreement, with or without cause, shall not affect any rights or obligations of the Parties which are of a continuing nature or which shall have accrued prior to the effective date of such termination including, without limitation, the SECTIONS ON TERMINATION, CONFIDENTIAL INFORMATION, INDEMNIFICATION, INSURANCE, SALES COMMISSIONS AND FEES, MINIMUM FUEL PAYMENT, and ADJUSTMENTS TO MINIMUM FUEL PAYMENTS.

         14.22    TIME.

         Time is of the essence of this Agreement and each of its provisions.


             [The balance of this page is intentionally left blank]

IN WITNESS WHEREOF, the duly authorized representatives of Parties with full power and authority have duly signed and executed this Airline Customer Services Agreement as of the date first written above.

                                            UNITED AIR LINES, INC



                                            By:_____________________________
                                            Name:  James V. Sines
                                            Title: Vice President-Purchasing




                                            SKYMALL, INC.



                                            By:_____________________________
                                            Name:  Robert M. Worsley
                                            Title: President




             [The balance of this page is intentionally left blank]

                                    EXHIBIT A

                       MINIMUM CATALOG PRODUCTION FORMULA


             PART OF THE AIRLINE CUSTOMER SERVICES AGREEMENT BETWEEN

                               UNITED AND SKYMALL



The Minimum Catalog Production Formula is as follows:


                       Minimum Catalog Production Formula

         A.       Definitions

                  (a) Actual Number of Aircraft in Total Fleet is defined as the number of United Domestic Fleet aircraft type weighted by the months those aircraft are in service during the year.

                  (b) Actual Seats per Aircraft is defined as the number of seats per aircraft weighted by the number of similar aircraft of each size and type in the fleet.

                  (c) Catalog Period is defined as the time period during which United will distribute and board the corresponding edition of the SkyMall(R) Services Catalog. Catalog Periods are generally four (4) months. A Catalog Lead Time to prepare a new edition of the Catalog is generally three (3) months.

                  (d)      United Multiplier is three and three-tenths (3.3).

         B.       Calculation Formula:

                  Minimum Catalog Production Quantities to be printed for a Catalog Period =

                           (a) Actual Number of Aircraft in Total Fleet.
                  X        (b) Actual Seats per Aircraft.
                  X        (c) The Catalog Period.
                  X        (d) 3.3 United Multiplier.

         C.       Example:

         425 Aircraft X 161 Seats X 4 X 3.3 = 903,210 Catalogs

         [The balance of this page is intentionally left blank]

                                    EXHIBIT B

                       UNITED PAGES REIMBURSEMENT FORMULA



             PART OF THE AIRLINE CUSTOMER SERVICES AGREEMENT BETWEEN


                               UNITED AND SKYMALL



The United Pages Reimbursement Formula is as follows:


                                        United Pages Reimbursement Formula

         A.       Definitions:

                  (a) United Pages are defined as those pages offered by SkyMall to United in the SkyMall(R) Services Catalog which advertise United's Trademarked Merchandise and United's Advertising that United chooses to place on those pages.

         B.       Calculation Formula:

                  United's Reimbursement to SkyMall =

                           (a) $750.00
                  X        (b) The number of United Pages
                  X        (c) The number of 100,000 Catalog increments printed.

         C.       Example:

                  $750.00 X 4 United Pages X 8 = $24,000 of Reimbursement due SkyMall.

         D. Payment: All such reimbursement costs shall be paid to SkyMall within thirty (30) days of SkyMall's presentation of the invoice for such costs to United.



             [The balance of this page is intentionally left blank]

                                    EXHIBIT C

                                NET SALES FORMULA



             PART OF THE AIRLINE CUSTOMER SERVICES AGREEMENT BETWEEN

                               UNITED AND SKYMALL


The Net Sales Formula is as follows:

                                Net Sales Formula

         A.       Definitions:

                  (a) Gross SkyMall(R) Catalog Merchandise Sales is defined as all gross merchandise sales from the SkyMall(R) Services Catalog for United (but not sales to United's Employees, nor sales of United Trademarked Merchandise or United Services from United Pages unless SkyMall and United have entered into a separate United Pages Agreement for SkyMall to process and account for such sales from United Pages).

                  (b) SkyMall(R) Concierge Services Fees is defined as the charge SkyMall collects from United customers for each concierge service request and is exclusive of the price of goods or services acquired to fulfill each customer's request (the "SkyMall(R) Concierge Services Fees").

                  (c) Returned Merchandise Revenue is defined as the sale amounts on all returned merchandise or refunds from United customers and applicable restocking charge.

                  (d) Canceled SkyMall(R) Concierge Services Fees is defined as any SkyMall(R) Concierge Services Fees charged by SkyMall for services rendered and thereafter canceled by United customers, and the cost to cancel or return the applicable service or product.

                  (e) Sales, Excises Taxes and Duties is defined as all applicable sales and excise taxes and duties on SkyMall(R) Catalog merchandise and services paid by SkyMall for United customers

                  (f) Shipping and Handling Charges is defined as all shipping, handling and insurance costs for all SkyMall(R) Catalog merchandise and services sold to United customers.

                  (g) Giftwrapping and Monogramming Charges is defined as all extra and special services requested and paid by United customers.

                  (h) Bad Debts is defined as all bad debts incurred by SkyMall in administering the SkyMall(R) Programs for United.

         B.       Calculation Formula:

                  Net Sales =

                           (a)      Gross SkyMall(R) Catalog Merchandise Sales
                  +        (b)      SkyMall(R) Concierge Services Fees
                  +        (e)      Sales, Excises Taxes and Duties
                  +        (f)      Shipping and Handling Charges
                  +        (g)      Giftwrapping and Monogramming Charges

                  (Less):

                  -        (c)      Returned Merchandise Revenue
                  -        (d)      Canceled SkyMall(R) Concierge Services Fees
                  -        (e)      Sales, Excises Taxes and Duties
                  -        (f)      Shipping and Handling Charges
                  -        (g)      Giftwrapping and Monogramming Charges
                  -        (h)      Bad Debts

         C.       Example:

                  Merchandise Sales                           $3,100,000
                  Concierge Fees                              $  100,000
                  Taxes                                       $  192,000
                  Shipping & Handling                         $  320,000
                  Giftwrapping                                $   30,000
                                                              ----------

                    Subtotal                                  $3,742,000

                  (Less):

                  Merchandise Returns                $160,000
                  Canceled Fees                      $  5,000
                  Taxes                              $192,000
                  Shipping & Handling                $320,000
                  Giftwrapping                       $ 30,000
                  Bad Debts                          $ 32,000
                                                     --------

                    Subtotal                                  $ 739,000
                                                              ---------

                  TOTAL NET SALES                            $3,003,000

             [The balance of this page is intentionally left blank]

                                                *Confidential portion has been
                                                 omitted and filed separately
                                                 with the Commission.

                                    EXHIBIT D

                          MINIMUM FUEL PAYMENT FORMULA


             PART OF THE AIRLINE CUSTOMER SERVICES AGREEMENT BETWEEN

                               UNITED AND SKYMALL



The Minimum Fuel Payment Formula is as follows:


                          Minimum Fuel Payment Formula

A.       Definitions:

         (a) Actual Number of Aircraft in Total Fleet is defined as the actual number of United Domestic Fleet by aircraft type as scheduled on the first day of each month as stated in the United Domestic Fleet Monthly Fuel Report.

         (b) Actual Seats per Aircraft is defined as the number of seats per aircraft by aircraft type as stated in the United Domestic Fleet Monthly Fuel Report.

         (c) Actual Incremental Fuel Cost per Pound per Aircraft is defined as the actual fuel cost to carry one pound one year by aircraft type as stated in the United Domestic Fleet Monthly Fuel Report.

         (d) Catalog Weight as a Percent of One (1) Pound (which is subject to change) is currently 41.9% (6.7 ounces divided by 16 ounces equals 41.9%).

         (e) Ratio of "Catalog-Stocked" Seats is defined as the percent of "stocked seatback pockets" throughout the day (passengers are encouraged to remove copies after United's morning crews perform restocking efforts).

         (f)      SkyMall Multiplier is * percent (*%) of
                  the incremental fuel cost to carry the SkyMall Catalog.

         B.       Calculation Formula:

                  Minimum Payment =

                           (a) Actual Number of Aircraft in Total Fleet
                  X        (b) Actual Seats per Aircraft
                  X        (c) Actual Incremental Fuel Cost per Pound to Carry
                                    One Pound DIVIDED BY TWELVE (12)
                  X        (d) Catalog Weight as a Percent of One (1) Pound

                                                * Confidential portion has been
                                                  omitted and filed separately
                                                  with the Commission.

                  X        (e) Ratio of "Catalog-Stocked" Seats (Agreed to be
                           93%)
                  X        (f) SkyMall Multiplier (Agreed to *%)

C.       Example for ONE MONTH:

                                          Actual
                                          Annual
                                          Incre-
                                          mental                  Catalog
                Actual                    Fuel                    Weight
               Number of        Actual     Cost     (Number        As A       Ratio of                 Monthly
               Aircraft         Seats     Per Lb.   of months     Percent     Catalog-    SkyMall      Minimum
 Fleet         in Total          per        Per       In a        of One      Stocked      Multi-       Fuel
 Type           Fleet         Aircraft   Aircraft     Year)       Pound        Seats       plier       Amount
 ----           -----         --------   --------   -------       -----        -----       -----       ------
B727-100          7             108       12.13       12          0.419         0.93        *             *

B727-200         21             147        9.14       12          0.419         0.93        *             *

B727-200A        75             147       13.85       12          0.419         0.93        *             *

B737-200         73             109       12.54       12          0.419         0.93        *             *

B737-300         95             128        9.22       12          0.419         0.93        *             *

B737-300W         6             128        9.20       12          0.419         0.93        *             *

B757-500         29             108        8.45       12          0.419         0.93        *             *

B757-200          0             194        7.18       12          0.419         0.93        *             *

B757-200A        46             188        6.85       12          0.419         0.93        *             *

B767-200W        10             188        7.79       12          0.419         0.93        *             *

B767-200         11             204        9.43       12          0.419         0.93        *             *

 DC-10 .         28             287       10.51       12          0.419         0.93        *             *

 DC-100W         18             287       15.24       12          0.419         0.93        *             *
                 --             ---       -----       --          -----         ----       ---          -----
 Totals         419                                                                                       *
                ===                                                                                    ======


             [The balance of this page is intentionally left blank]


                                       D-2